Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(d) under the Securities and Exchange Act of 1934, the persons or entities named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Shares of the Issuer and further agree that this joint filing agreement be included as an exhibit to this Schedule 13G. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement as of February 16, 2021.

Benoit Dageville

/s/ Benoit Dageville

The Snow Trust UTA dated 9/10/19

By:/s/ Benoit Dageville
Benoit Dageville, Trustee